DATED 24TH SEPTEMBER 1999



                                AGREEMENT FOR THE
                                 ACQUISITION OF


                                 MORBRIA LIMITED

                                       BY

                              TOWNPAGESNET.COM PLC










                           McFadden, Pilkington & Ward
                                   City Tower
                              40 Basinghall Street
                                London EC2 V 5DE
                               Tele: 0171 638 8788
                        E.mail: kstenning @compuserve.com

                                    CONTENTS


CLAUSE                                                               PAGE
------                                                               ----


1     INTERPRETATION                                                   1

2     AGREEMENT FOR SALE                                               6

3     PURCHASE CONSIDERATION                                           6

4     COMPLETION                                                       9

5     WARRANTIES AND UNDERTAKINGS                                     10

6     RESTRICTIVE AGREEMENT                                           11

7     GENERAL                                                         12

SCHEDULE 1                                                            14
Vendors and their Holdings

SCHEDULE 2                                                            15
Details of the Companies and their Subsidiaries

SCHEDULE 3                                                            16
The Properties

SCHEDULE 4                                                            17
Warranties

SCHEDULE 5                                                            35
Vendor Protection

SCHEDULE 6                                                            40
Tax Deed

THIS AGREEMENT is made on            24th                   September      1999

BETWEEN:


1. The Several People whose Names and addresses are set out in Schedule 1 (the "Vendors"); and

2. TOWNPAGES.NET.COM PLC of 11 Market Square, Alton, Hampshire, England GU34 1HD (the "Purchaser").

RECITALS

A. The Companies are private limited companies incorporated in England under variously the Companies Acts 1981-1985. Further details relating to the Companies and their subsidiary companies are set out in Schedule 2.

B. The Vendors are the registered holders of all of the Shares.

C. The Vendors are willing to sell the Shares to the Purchaser on the terms and subject to the conditions set out in this Agreement free from Encumbrances.

D. The Vendors have made representations to the Purchaser in the terms of the Warranties to the intent that the Purchaser should rely on such Warranties in entering into this agreement.

THE PARTIES AGREE AS FOLLOWS
----------------------------

1.    INTERPRETATION
1.1 The following provisions shall have effect for the interpretation of this agreement.

1.2 The following words, expressions and abbreviations shall, unless the context otherwise requires, have the following meanings:-

"AFFILIATE"                         means, in respect of any body corporate, a
                                    body corporate which is its subsidiary or holding company, or a company which is a subsidiary of that holding company, and each such company;

"ACTIVITIES"                        means any  activities  or  operation  or
                                    process   carried  out  by  any  of  the
                                    Companies at the Properties;

"AGREED FORM"                       means the form agreed between the parties on
                                    or prior to the date of this agreement and initialled for the purposes of identification by their respective solicitors;

"AGREED PROPORTIONS"                means in  relation to the Vendors 90% in
                                    respect of Glen and 10% in respect of Mr Dillon;

"AUDITORS"                          means Baker Tilly of  Brazennose  House,
                                    Lincoln Square, Manchester M2 5BL;

"BASIC CONSIDERATION"               means the sum of (pound)3,379,999 payable
                                    for the Shares on Completion pursuant to clause 3.1

"BUSINESS DAY"                      means  a day  (other  than  Saturday  or
                                    Sunday) on which banks generally are open for business in London;

"CA"                                means the Companies Act 1985;

"CAA 90"                            means the Capital Allowances Act 1990;

"COMPLETION"                        means  the  completion  of the  sale and
                                    purchase of the Shares in accordance with Clause 5;

"COMPANY"                           means Morbria Limited

"COMPANIES"                         means collectively  Morbria Limited, and
                                    its     Subsidiaries,      all     being
                                    corporations   organised   and  existing
                                    under  the laws of  England  and  Wales,
                                    and   individually   referred  to  as  a
                                    "Company";

"COMPLETION DATE"                   means the date of this Agreement;

"CONTINGENT CONSIDERATION"          means (1) in the event that the Turnover
                                    shown in the audited consolidated profit and loss account of the Companies for the year ending on 31st March 2000 is equal to or exceeds the sum of(pound)3,160,000, the sum of (pound)930,000 and (2) in the event that the turnover shown in the audited consolidated profit and loss account of the Companies for the year ending on 31st March
                                    2001 exceeds the sum of (pound)3,160,000, a sum equal to the amount by which the said turnover shall exceed (pound)3,160,000 multiplied by 1.77. The Contingent
                                    Consideration shall be satisfied and payable in the same manner as the Basic
                                    Consideration.

"CONVERSION RATE"                   means  the  US$ to(pound)Sterling  coversion
                                    rate which shall be the  average  middle
                                    market  rate  shown  in  the   Financial
                                    Times,   London  edition  for  the  last
                                    three Business Days prior to the date of calculation thereof.

"DIRECTOR"                          means a  director  for the time being of
                                    any Company

"DISCLOSURE LETTER"                 means a letter dated as of the date of this
                                    Agreement together with the attachments
                                    thereto addressed by the Vendors to the
                                    Purchaser disclosing exceptions to the
                                    Warranties;

"DISTRIBUTION"                      means  a  distribution   as  defined  by
                                    sections 209 to 211 (inclusive) of the ICTA and section 418 of the ICTA;

"EARNOUT PERIOD"                    means  the  period  from the  Completion
                                    Date until 31st March 2001

"ENCUMBRANCES"                      means any mortgage, charge (whether fixed or
                                    floating), pledge, lien, option security interest or other third party right or interest (legal or equitable) over or in respect of the relevant asset, security or right;

"FAIRNESS OPINION"                  means the written  opinion of Cruttenden
                                    Roth    Incorporated   or   such   other
                                    investment  banking  firm  as  shall  be
                                    acceptable  to  the  Purchaser   (acting
                                    reasonably) that as at the date hereof, the Purchase Consideration (based on all the other terms and conditions of this Agreement) is fair and reasonable from a financial point of view of the shareholders of the Purchaser or that if it is not, that such difference is within 10% either way;

"GLEN" means Glen UK Holdings Limited one of the Vendors

"ICTA"                              means the Income and  Corporation  Taxes
                                    Act 1988;

"ITA" means the Inheritance Tax Act 1984 and any reference thereto shall include any enactment repealed or modified thereby as if section 275 of the ITA applied in like
                                    manner to this agreement;

"INTELLECTUAL PROPERTY"             means  patents,   trade  marks,  service
                                    marks,     rights     (registered     or
                                    unregistered)     in    any     designs;
                                    applications  for any of the  foregoing;
                                    trade or business  names;  and copyright
                                    (including     rights    in     computer
                                    software);   know-how;  secret  formulae
                                    and  processes;  lists of suppliers  and
                                    customers  and  other  confidential  and
                                    proprietary  knowledge and  information;
                                    rights    protecting     goodwill    and
                                    reputation;  database  rights and rights
                                    under  licences and consents in relation
                                    to such  things  and all  right or forms
                                    of  protection  of a  similar  nature to
                                    any   of   the   foregoing   or   having
                                    equivalent effect anywhere in the world;

"LAST ACCOUNTS DATE"                means 31 March  1999;

"MR DILLON"                         means  Robert  Paul  Dillon,  one of the
                                    Vendors.

"PLANNING ACTS"                     means  the  Town  and  Country  Planning
                                    Acts for the time being in force;

"PRINCIPAL ACCOUNTS"                means the audited balance sheet as at the
                                    Last Accounts Date and audited profit and loss account for the year ended on the Last
                                    Accounts Date of each Company;

"PROPERTIES"                        means the leasehold  properties  held by
                                    The     Graphic      Palette     Company
                                    (Manchester)    Limited   described   in
                                    Schedule 3;

"PURCHASE CONSIDERATION"            means  together the Basic  Consideration
                                    and the Contingent Consideration.

"PURCHASER'S SOLICITORS"            means  McFadden  Pilkington  &  Ward  of
                                    City  Tower,   Level  4,  40  Basinghall
                                    Street, London, EC2V 5DE;

"PURCHASER'S U.S. COUNSEL"          means   Greenberg   Traurig,   200  Park
                                    Avenue, New York, New York 10166, USA;

"SHARES" means the entire issued share capital in the Company;

"TAX DEED"                          means  a deed  in the  form  set  out in
                                    Schedule 6;

"TAXATION"                          means  all forms of  taxation  including
                                    but without limitation:-

                                    1.    any charge, tax duty or levy upon
                                          income, profits, chargeable gains or
                                          development value, land, any interest
                                          in land or in any other properties, or
                                          documents or supplies or other
                                          transactions;

                                    2.    income tax, corporation tax, capital
                                          gains tax, inheritance tax, value
                                          added tax, stamp duty, stamp duty
                                          reserve tax, capital duty, customs and
                                          other import duties or national
                                          insurance contributions;

                                    3.    any liability for sums equivalent to
                                          any such charge, tax, duty, levy or
                                          rates or for any related penalty, fine
                                          or interest.


"TCGA" means the Taxation of Chargeable Gains Act 1992 and any reference thereto shall include any enactment repealed or modified thereby;

"TOWN PAGES SHARES"                 means  ordinary  share of 1p each in the
                                    capital of  the Purchaser.

"TURNOVER"                          means the total sum of:-

                                    (b)   the invoiced value, net of Value Added
                                          Tax, of goods sold and services
                                          provided to customers; and


                                    (c)   the value of short term
                                          work-in-progress ("WIP") at the
                                          relevant fiscal period end valued at
                                          net realisable value, to be based on
                                          estimated selling prices less further
                                          costs to be incurred to completion of
                                          such WIP

                                    (d)   the value of WIP including profit on
                                          long term contracts identified and
                                          valued in accordance with SSAP 9;

                                    but   less   the   sum   total   of  the
                                    following:-

                                    (e)   the values (calculated as in this
                                          definition) at the beginning of the
                                          fiscal period of both short term WIP
                                          and long term contracts; and

                                    (f)   the  value  of  invoices  rendered
                                          prior  to the  end  of the  fiscal
                                          period    but    which   are   not
                                          collectible    in   the   ordinary
                                          course  of  business  and which do
                                          not realise  their full face value
                                          within  90  days of the end of the
                                          fiscal period

                                    and excluding:-

                                    (g)   interest, insurance claims, rents or
                                          rebates received or receivable.


"VATA"                              means the Value Added Tax Act 1994;

"VENDORS' SOLICITORS"               means  Richard  Saleh & Co of Derbyshire
                                    House,  737a  Wilmslow  Road,  Didsbury,
                                    Manchester M20 6WF

"WARRANTIES"                        means  the  warranties,   covenants  and
                                    undertakings  set  out in  Clause  5 and
                                    Schedule 4;

"WARRANTY                           CLAIM" means any claim made by the Purchaser
                                    for breach of any of the Warranties or any claim made by any Company under the Tax
                                    Deed.


1.3 References to "FA" followed by a stated year means the Finance Act of that year.

1.4 Words, expressions and abbreviations defined in the Tax Deed shall have the same meanings in this agreement.

1.5 References to the parties hereto include the respective successors in title to the whole of their respective undertakings and, in the case of individuals, to their respective estates and personal representatives.

1.6 References to persons shall (where the context so admits) include bodies corporate and unincorporated, associations, partnerships and individuals. Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.7 References to statutes or statutory provisions include references to orders or regulations made thereunder and reference to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation.

1.8 Headings to Sections, paragraphs and descriptive notes in brackets relating to provisions of taxation statutes are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in constituting the same.

1.9 References to recitals, Clauses, Schedules are to recitals to, Clauses of, Annexures to and Schedules to this agreement. The recitals, and Schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the Recitals, Annexures and the Schedules.

2.    AGREEMENT FOR SALE
2.1 Subject to the terms and conditions of this agreement, the Vendors shall sell with full title guarantee and the Purchaser shall purchase the Shares free from all liens, charges and encumbrances and with all rights attaching to them, with effect from the date of this agreement.

3.    PURCHASE CONSIDERATION
3.1 In consideration for the sale and transfer of all and not less than all of the Shares from the Vendors to the Purchaser on the Completion Date the Purchaser shall pay to the Vendor the sum of Three million three hundred and seventy nine thousand eight hundred and eighty eight pounds sterling ((pound)3,379,888) (the "Basic Consideration") together with the Contingent Consideration pursuant to clause 3.2 (together "the Purchase Consideration"). The amount of the Basic Consideration shall be subject to reduction (if appropriate) in the manner provided in clause 3.1.2.

      3.1.1 The Basic Consideration shall be satisfied on the Completion Date by the allotment to the Vendors in the Agreed Proportions of 857,972 Town Pages Shares which the Purchaser hereby warrants and undertakes will be properly and lawfully issued and allotted to the Vendors free from all Encumbrances. provided, that such 857,972 Town Pages Shares shall be held in escrow by the Purchaser's US Counsel pending delivery of the Fairness Opinion specified in Clause 3.1.2 below.

      3.1.2 Notwithstanding anything to the contrary contained in this Clause 3.1, if the Fairness Opinion indicates that the amount of the Purchase Consideration is not within 10% either way of the fair value for the purchase of the Shares subject to all the terms of this Agreement, then the parties shall re-negotiate the amount of Purchase Consideration in good faith bearing in mind:- (i) the original amount of the Purchase Consideration; and (ii) the content of the Fairness Opinion and if such agreement cannot be reached between the parties within 14 days after receipt of the Fairness Opinion, either the Vendors or the Purchaser may rescind this Agreement on ten (10) days written notice to the other party (the Vendors here counting as one party) and upon the expiry of which, this Agreement as well as the sale of the Shares to the Purchaser shall be deemed to be null and void, ab initio.

3.2 In addition to the Basic Consideration, not later than 90 days after the end of each of the fiscal years ending 31 March 2000 and 31 March 2001 respectively the Purchaser shall cause to be paid to the Vendors in the Agreed Proportions an additional amount in each case equal to relevant amount of the Contingent Consideration. The Contingent Consideration shall be satisfied and payable by the issue of Town Pages Shares. The price of each Town Page Share issued in satisfaction of the Contingent Consideration shall be calculated at the Conversion Rate and based on a price per share of US$6.50.

      3.2.1 The Purchaser hereby undertakes with the Vendor that during the Earnout Period, unless the contrary may be approved, in writing or directly procured or effected by the Vendors:-

            (a) the Purchaser shall not take or procure to be taken by the Companies or any other party any action which frustrates or prevents the achieving of the best reasonably obtainable turnover of the Companies for the Earnout Period in either of the two periods comprising the same provided that, for the avoidance of doubt, nothing in this Clause shall be taken as requiring the provision of funding by the Purchaser to any Company, other than the working capital requirements of the Companies which are required in order to achieve such turnover;

            (b) the business of the Companies shall be conducted on a commercial basis and with a view to achieving realistic budgeted profits and without material change in the method and manner in which it has been conducted hitherto,

            (c) it will continue to engage the Companies to carry out work for it and to utilise the services of the Companies for itself wherever possible and to procure work for the Companies from third parties wherever possible, all such work to be at full margin rates without discount or reduction,

             (d) the Vendors will be given full access to all the information which they reasonably require in relation to the Companies, and

            (e) there will be no material changes to the day to day management of the Companies save for those lawfully made in accordance with contractual arrangements with employees.

3.3   (a)   The  Vendors  acknowledge  and  agree  that all the  Town  Pages
            Shares  allotted or to be allotted  pursuant hereto have been or will be acquired by the Vendors  for  investment  purposes  only and  not  with a  view  toward  the  immediate  distribution  or resale  thereof.  The Vendors further  acknowledge  that each of
            them  has  had  an   opportunity   to  review  the   Purchaser's
            prospectus  dated  April 30, 1999 and other  publicly  available information  concerning  the  Purchaser  and  ask  questions  of members of the Purchaser's  management  concerning its business, financial  condition and  prospects,  prior to making a decision
            to  accept  the  Town  Pages   Shares.   The   Vendors   further
            acknowledge   that  each  of  them  has  been   advised  by  the
            Purchaser  and its United  States  legal  counsel  that the Town
            Pages Shares to be issued on the  Completion  Date have not been registered  under the United States  Securities  Act of 1933, as
            amended   (the   "Securities   Act")   and  may  not  be   sold,
            transferred,   hypothecated   or   assigned   (collectively,   a
            "Transfer")   in  the  absence  of  a   registration   statement
            covering  such  Town  Pages  Shares  declared  effective  by the
            United States  Securities and Exchange  Commission  ("SEC"),  or
            an  opinion  of  legal  counsel  reasonably  acceptable  to  the
            Purchaser   to  the   effect   that  an   exemption   from   the
            registration   requirement   under  the   Securities  Act  shall
            exist. An appropriate endorsement to this effect may be made on the certificates evidencing the Town Pages Shares.

            In addition to, and not in lieu of the foregoing, each of the Vendors does hereby covenant and agree that for a period of one year from the Completion Date they will not effect a Transfer of any of the Town Pages Shares, unless such Transfer shall be part of a sale of substantially all of the share capital or assets of Town Pages, or a merger, consolidation or other corporate transaction with any unaffiliated third person, firm or corporation, pursuant to which control of the power to elect a majority of the board of directors of Town Pages shall pass to any such unaffiliated third person, firm or corporation (a "Sale of Control").

      (b) On or before a date which shall be thirty (30) days following the Completion Date, the Purchaser shall cause to be delivered to the Vendors a true and complete copy of the Fairness Opinion which shall state whether the Purchase Consideration is fair and reasonable on the terms of this Agreement, and if not, whether it is within 10% either way of such fair value

      (c) In rendering the Fairness Opinion and in evaluating the total value of the Town Pages Shares to be delivered on the Completion Date as the Basic Consideration, the investment banking firm shall give appropriate due weight to the fact that such Town Pages Shares are unregistered and contain restrictions on Transfer pursuant to this Agreement and the Securities Act.

3.4 The Purchaser shall procure that the Purchaser's U.S. Counsel as escrow agent shall deliver 857,972 Town Pages Shares to the Vendors in the Agreed Proportions following receipt of the Fairness Opinion. In the absence of such instructions, such escrow agent shall deliver the escrowed Town Pages Shares as instructed so to do by an order of a court of competent jurisdiction from which no appeal can or shall be taken.

3.5 The Purchaser warrants to the Vendors that it will not prior to the payment of the Contingent Consideration, without the prior written consent of the Vendor enter into any transaction which is not on arms length terms or which is at an undervalue.

3.6 The Purchaser warrants that when issued and delivered in accordance with the terms of this Clause 3 the Town Pages Shares shall be duly authorised, validly issued, fully paid and non-assessable.

3.7 Notwithstanding any other provision of this Agreement Glen may, subject to the terms of this Agreement, transfer its Town Pages Shares to an Affiliate of Glen, Mr Dillon may transfer his Town Pages Shares to any member of his immediate family or to trustees on behalf of himself or any of them, and either of the Vendors may sell its Town Pages Shares to a person who offers to acquire the entire issued share capital of the Purchaser or in order to enable it to satisfy any Warranty Claim. In such event the TownPages Shares transferred shall remain subject to the restrictions in clause 3.3(a) and it shall be a condition of any such transfer that the transferee shall acknowledge the same

3.8 If within 3 years from the date hereof any shares in the Company or any material part of its undertaking (including any shares in any of the Subsidiaries) are disposed of in any way, including (but not limited to) a flotation, placing, sale, allotment for value or transfer), then the Purchaser shall forthwith thereafter pay to the Vendors in cash in the Agreed Proportions, 10% of the gain or profit enjoyed by the Purchaser which shall be equal to the total consideration received by or on behalf of the Purchaser less:- 3.8.1 the proportionate part of the Purchase Consideration which is properly attributable to such shares or assets which have been disposed of.;
      3.8.2 all other costs of whatsoever nature properly incurred by the Purchaser in relation to the relevant part of the Companies being disposed of; and
      3.8.3 the costs and expenses properly incurred by the Purchaser in acquiring the Shares (excluding the Purchase Consideration) and the Proper costs of the relevant disposal.

3.9 The Purchaser shall use all reasonable endeavours to procure registration of the Townpages Shares allotted to the Vendors pursuant hereto forthwith after the first anniversary of the date hereof.

4.    COMPLETION
4.1 Completion shall take place at the offices of the Vendors' Solicitors on the Completion Date, when subject to Clause 4.5 all the transactions mentioned in the following sub-Clauses shall take place.

4.2   The Vendors shall deliver to the Purchaser:-

      4.2.1 duly completed and signed transfers in favour of the Purchaser or as it may direct in respect of the Shares together with the relative share certificates;

      4.2.2 the Tax Deed duly executed by the Vendors and the Companies;

      4.2.3 the resignation of the existing auditors of each of the Companies confirming that they have no outstanding claims of any kind and containing a statement under CA s 394(1) that there are no such circumstances as are mentioned in that clause;

      4.2.4 the statutory books of each Company complete and up to date and their certificate of incorporation and common seals;

      4.2.5 the leases relating to the Properties;

      4.2.6 the resignation of the Secretary of each of the Companies;

      4.2.7 the entry into a Service Agreement in the Agreed Form between The Graphic Palette Company ( Manchester) Limited (1) and Mr
            Dillon (2).

4.3    Board meetings of each Company shall be held at which:-

      4.3.1 the transfers referred to in Clauses 4.2.1 or 4.2.2 (as the case may be) shall be approved (subject to stamping);

      4.3.2 the resignations referred to in Clauses 4.2.3 and 4.2.7 shall be submitted and accepted; and

      4.3.3 such persons as the Purchaser may nominate shall be appointed additional directors and as the Secretary.

4.4 Upon completion of the matters referred to in Clauses 4.2 to 4.3 the Purchaser shall deliver to the Purchaser's U.S Counsel as escrow agent certificates in respect of the 857,972 Town Pages Shares to be allotted at Completion in respect of the part of the purchase consideration referred to in Clause 3.1.

4.5 The Purchaser may in its absolute discretion waive any requirement contained in Clauses 4.2 to 4.3, and shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed on accordance with this agreement, but may instead rescind this agreement without prejudice to any other remedy it may have.

5.    WARRANTIES AND UNDERTAKINGS BY THE VENDORS
5.1   The Vendors individually warrant to the Purchaser that subject to Schedule
      5:-

      5.1.1 each of them has and will have full power and authority to enter into and perform this agreement and the Tax Deed (as appropriate), which constitute or when executed will constitute binding obligations on it or them in accordance with their respective terms;

      5.1.2 the Shares will at Completion constitute the whole of the issued and allotted share capital of the Company.

      5.1.3 there are and at Completion will be no encumbrances on, over or affecting the Shares and there are and at Completion will be no agreements or arrangements to give or create any other such Encumbrance and no claim has been made by any person to be entitled to any of the foregoing;

      5.1.4 the Vendors will be entitled to transfer the full legal and beneficial ownership of the Shares to the Purchaser on the terms of this agreement without the consent of any third party;

      5.1.5 the information in Schedule 2 relating to the Companies is true and accurate in all respects;

      5.1.6 The Company is the legal and beneficial holder of the whole of the issued share capital of all the other Companies (save for the 25 ordinary shares of (pound)1 each in Centrix Communications held by Paul Custy) with absolute title;

      5.1.7 save as set out in the Disclosure Letter or as disclosed in accordance with Clause 5.4, the warranties set forth in Schedule 4 are true and accurate in all material respects at the date of this agreement;

      5.1.9 the contents of the Disclosure Letter and all of the accompanying documents fairly disclose every matter to which they relate; and

      5.1.10at Completion no sums will be owed by any of Glen, Glen Investments
            Limited or Gala Consultancy Limited to any of the Companies nor will any money be owed by any of the Companies to any of Glen, Glen Investments Limited or Gala Consultancy Limited

5.2 Each of the Vendors jointly and severally undertakes in relation to any Warranty which refers to knowledge, information or belief of the Vendors or that it or he has made all reasonable enquiry into the subject matter of that Warranty.

5.3 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, or failing to exercise or delaying the exercise of any right or remedy except a specific and duly authorised written or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

5.4 None of the information supplied by any Company or its professional advisers prior to the date of this agreement to the Vendors or their respective agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of any Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Company to the Vendors, and the Vendors waive any claim against any Company which they might otherwise have in respect of it.

5.5 The Purchaser acknowledges that it has not been induced to enter into this agreement by any representation or warranty other than the Warranties.

5.6 The provisions of Schedule 5 shall apply by way of limitation to and reduction of the Vendors liability or any Warranty Claim

6.    RESTRICTIVE AGREEMENT
6.1 For the purpose of assuring to the Purchaser the full benefit of the businesses and goodwill of the Companies, each of the Vendors severally undertakes by way of further consideration for the obligations of the Purchaser under this agreement as separate and independent agreements that it (in the case of Glen) or he (in the case of Mr Dillon), or any person, firm or corporation controlled by any of them will not with the prior written consent of the Purchaser:-

      6.1.1 at any time after Completion disclose (save for disclosure required by law or to professional advisers) to any person, or themselves use for any purpose, any information concerning the business, accounts or finances of any Company or any of its clients or customers transactions or affairs, which may or may have come to their knowledge which is confidential by its nature and not in the public domain already (other than by any act of default of such Vendors); and

      6.1.2 for a period of not less than three years after Completion for his or itstheir own account or for the account or benefit of any other person directly or indirectly solicit, interfere with or endeavour to entice away from any Company any person who to their knowledge is now or has during the three years preceding the date of this agreement been a client, customer or employee of, or in the habit of dealing with, any Company.

6.2 For the purpose of assuring to the Purchaser the full benefit of the businesses and goodwill of the Companies, Glen undertakes by way of further consideration for the obligations of the Purchaser under this agreement that it, or any person, firm or corporation controlled it will not with the prior written consent of the Purchaser for a period of one year without the Purchaser's prior written consent either alone or jointly with, or as manager, agent for or employee of any person, directly or indirectly carry on or be engaged or concerned or interested in the business of creative computer reprographics and design consulting, including without limitation the design of internet website advertising agents and market researchers and computer graphics, save as the holder of up to 5% of the issued share capital of any company listed on any recognised stock exchange.

7.    GENERAL
7.1 No announcement of any kind shall be made in respect of the subject matter of this agreement unless specifically agreed between the parties or otherwise as is required by The American Stock Exchange, Inc.

7.2 This agreement shall be binding upon and inure for the benefit of the successors of the parties but shall not be assignable.

7.3 Save when expressly otherwise provided, all expenses incurred by or on behalf of the parties, including all fees or agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement shall be borne solely by the party who incurred the liability and no Company shall have any liability in respect of them.

7.4 Time shall be of the essence of this agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between or on behalf of the Vendors and the Purchaser be substituted for them.

7.5 (a) Any notice or other communication required to be given under this agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in Sub-Clause (b) and may be:

            (1) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

            (2) if within the United Kingdom, sent by first class prepaid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

            (3) sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted receipt by a transmission report, provide that any notice despatched by fax after 1700 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 0900 on the next Business Day
      (b) The addresses and other details of the parties referred to in Sub-Clause are, subject to Sub-Clause (c),:-

            For the Vendors:-
            Name Glen U.K. Holdings Limited c/o S.W. Sim M.L. Laboratories plc, Innovation Court, Dates Park Birchwood Warrington Cheshire WA3 3UL;
                  and
                  Robert  Paul  Dillon at the address set out in Schedule 1;
                  and
                  c/o the Vendors' Solicitors , for the attention of Richard Saleh, Fax number 0161 434 9212

            For the Purchaser
            Name: TownPagesNet.com.plc   11  Market   Square,   Alton,
                  Hampshire GU34 1 HD. Fax Number 01420 541322. For the attention of the Managing Director; and
                  With  copy  to  the  Purchaser's  Solicitor,   fax  number
                  0171-638 8799 attention CJW Stenning

(c) Any party to this agreement may notify the other parties to its address or other details specified in Sub-Clause (b), provided that such notification shall be effective only on the only on the date specified in such notice or five Business Days after the notice is given, whichever is the later, provided that such new address shall be in the United Kingdom.

7.6 This Agreement sets out the entire agreement and understanding between the parties with respect to the subject matter hereof. It is agreed that neither party has entered into this Agreement in reliance upon any representation, warrant or undertaking of any other party which is not expressly set out or referred to in this Agreement.

7.7 This agreement shall be governed by English law and the parties hereby agree to submit to the exclusive jurisdiction of the English courts.

AS WITNESS the hands of the parties hereto or their duly authorised representative the day and year first before written.

                                   SCHEDULE 1
                 VENDORS' HOLDINGS OF SHARES IN THE COMPANY
                 ------------------------------------------

Vendor's Name and Address             No  of  Ordinary  Shares  of (pound)1 each

Glen U.K Holdings Limited                               900
Whose registered office is at
737a Wilmslow  Road,
Didsbury, Manchester M20 6WF


Robert Paul Dillon                                      100
Gwyndy, Pant-Du
Enrys, Mold
Denbighshire SH7 4DD

                                   SCHEDULE 2
                            DETAILS OF THE COMPANIES
                            ------------------------

                                 MORBRIA LIMITED
REGISTERED OFFICE     Derbyshire House,
                      737a Wilmslow Road,
                      Didsbury Manchester M20 6WF
DIRECTORS             Robert Paul Dillon, Richard John Smith,
SECRETARY             Richard Ian Saleh
NUMBER                2659569


              THE GRAPHIC PALETTE COMPANY (MANCHESTER) LIMITED
REGISTERED OFFICE     Derbyshire House aforesaid
DIRECTORS             Robert  Paul  Dillon,  Richard  John  Smith,  Robert  Alan
                      Bowerman Bayetto and Bryan Wilcock
SECRETARY             Richard Ian Saleh
NUMBER                2695597


                         CENTRIX COMMUNICATIONS LIMITED
REGISTERED OFFICE     Derbyshire House aforesaid
DIRECTORS             Paul Custy,  Robert Paul Dillon,  Richard John Smith,  Ian
                      Derrick Killeen and Morbria Limited
SECRETARY             Richard Ian Saleh


                    REVIEW MARKETING AND ADVERTISING LIMITED
REGISTERED OFFICE:    Derbyshire House aforesaid
DIRECTORS             Robert Paul Dillon, Richard John Smith
SECRETARY             Richard Ian Saleh
NUMBER                25988312


All of the Companies except for Morbria Limited are Subsidiaries of Morbria Limited. That apart none of them have any subsidiaries

                                   SCHEDULE 3
                                 THE PROPERTIES
                                 --------------

LEASEHOLD GRANTED TO THE GRAPHIC PALETTE COMPANY (MANCHESTER) LIMITED


DESCRIPTION                         TENURE              DATE OF EXPIRY OF LEASE

Unit 1 One Empress Buildings        Leasehold             12 July 2009
380 Chester Road
Manchester M16 9EB

Unit 2 Empress Buildings            Leasehold             12 July 2009
aforesaid

Annexe & Basement
Empress Building aforesaid          Leasehold             12 July 2009

                                    SCHEDULE 4
                                   WARRANTIES
                                   ----------

1     Constitution
2     Accounts
3     Business
4     Directors and Employees
5     Properties
6     The Companies and their Bankers
7     Accuracy of Information
8     Tax Matters
9     Intellectual Properties
10    Information Technology and Millennium Compliance
11    Pensions

      CONSTITUTION

1.1   MEMORANDUM AND ARTICLES

      The Memorandum and Articles of Association of each Company as filed with Companies House are complete and accurate and have embodied therein or annexed thereto copies of all resolutions and agreements as are referred to in s.380 of the Companies Act 1985, and all amendments thereto (if any) were duly and properly made.

1.2   REGISTER OF MEMBERS

      The Register of Members of each Company contains true and accurate records of the members from time to time of such Company and no Company has been subject to any application under the Companies Act 1985 for rectification of such register.

1.3   RETURNS

      All such resolutions returns and other documents required by the Companies Act 1985 to be delivered to the Registrar of Companies in respect of each of the Companies have been duly delivered and are true and accurate in all material respects.

1.4   POWERS OF ATTORNEY

      No Company has executed any subsisting power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind any Company in any way.

1.5   SUBSIDIARIES

      The details of the subsidiary companies in Schedule 2 are true and accurate and save for such companies no Company has any subsidiary nor does any Company own any shares or stock in the capital of nor has any beneficial interest in any other company nor does any Company control or take part in the management of any other company or business organisation.

ACCOUNTS

2.1   PRINCIPAL ACCOUNTS

      The Principal Accounts comply with the provisions of the Companies Act 1985 as applicable and have been prepared in accordance with all relevant statutes and with generally accepted accounting principles and practices and give a true and fair view of all the assets and liabilities (whether present or future, actual or contingent) and of the state of affairs, financial position and results of each Company as at and up to the Last Accounts Date.

2.2   ACCOUNTING POLICY

      The Principal Accounts have been prepared on a basis fully consistent with the basis upon which all audited accounts of each Company have been prepared.

2.3   STOCK IN TRADE

      The stock in trade of each of the Companies is in good condition and so far as the Vendors are aware meets all relevant statutory, regulatory and industry accepted standards or contractual specifications.

2.4   OFF BALANCE SHEET FINANCING

      No Company or any company associated in any way with any Company has engaged in any financing (including without prejudice to the generality of the foregoing the incurring of any borrowing or any indebtedness in the nature of borrowing including without limitation liabilities in the nature of acceptances or acceptance credits) of a type of which would not be required to be shown or reflected in the Principal Accounts.

2.5   ACCOUNTING REFERENCE DATE

      Each Company has notified the Registrar of Companies 31 March as being its accounting reference date pursuant to the Companies Act 1985.

2.6   BOOKS OF ACCOUNT

      Each Company has properly kept and maintained all necessary books of account minute books records register of members and other statutory books, which have been inspected by the Purchaser. All such documents contain accurate records of all material matters required to be recorded therein and all deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to each Company or which ought to be in the possession of each Company and the common seals of each Company are in the possession of each Company.

2.7   [None]

2.8. Save to the extent of the provision or reserve therefor contained or reflected in the Principal

      Accounts, any debts owed to any of the Companies as recorded in the Company's books and records are good (to the best of the Vendors' knowledge and belief) and will realise their full face value within six months of Completion. The rights of the Companies in respect of such debts are believed to be valid and enforceable and not subject to any defence, right of set off or counter-claim, withholding or other deduction and no act has been knowingly done or omission permitted by or on behalf of the Companies whereby any of the them has ceased or might cease to be valid and enforceable in whole or in part. No amount included in the Principal Accounts as owing to any of the Companies at the last Accounts Date has been released for an amount less than the value at which it was included in the Principal Accounts or is now regarded by the Vendors as irrecoverable in whole or in part. None of the Companies has factored or discounted any of its debts or other receivables or agreed to do so.

3.        BUSINESS

3.1   BUSINESS SINCE THE LAST ACCOUNTS DATE

      Since the Last Accounts Date the business of each Company has been conducted in the ordinary course of business.

3.2   ACQUISITION AND DISPOSAL OF ASSETS

      No Company has since the Last Accounts Date acquired or agreed to acquire any asset for a consideration which (so far as the Vendors are aware) is higher than the market value at the time of acquisition nor has disposed of or agreed to dispose of any asset for a consideration which is lower than the market value or the value thereof as shown in its books at the time of disposal.

3.3   CHARGES AND TITLE TO ASSETS

      Save as registered at Companies House, no Company has created or agreed to create or so far as the Vendors are aware, suffered to arise any Encumbrance over any part of its undertaking or assets and each Company has and will at Completion have a good title to all the assets included in its Principal Accounts and to all other assets (tangible or intangible) used for the purpose of its business at the date hereof and to all assets acquired since the Last Accounts Date and prior to Completion.

3.4   LEASING ETC AGREEMENTS

      Brief details of any hiring or leasing agreements, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which any Company is a party are contained in the Disclosure Letter and copies annexed thereto.

3.5   ONEROUS OBLIGATIONS

      No Company is a party to any contract, transaction, arrangement or liability which is material and outside the ordinary course of business of the Company and which:-

      3.5.1    is of an unusual or abnormal nature;
      3.5.2    is for a fixed term of more than twelve months;
      3.5.3 is of a long term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken);
      3.5.4 is incapable of termination in accordance with its terms, by such Company, on 60 days notice or less;
      3.5.5 involves payment by the Company by reference of fluctuations in the index of retail prices, or any other index or in the rate of exchange for any currency;
      3.5.6 involves an aggregate outstanding expenditure by any Company of more than (pound)25,000;
      3.5.7 restricts its freedom to engage in any activity or business or confines its activity or business to a particular place.

3.6   SUPPLY CONTRACTS

      All agreements or arrangements for the supply of services to or by any of the Companies which involve or are likely to involve the supply of services the aggregate sale value of which will represent in excess of ten per cent of the turnover for the preceding financial year of such Company have been disclosed to the Purchaser in writing. No Company has been notified of, nor are the Vendors aware of, any breach of any Company's obligations under any contract, transaction or arrangement to which it is a party or by which it is bound.

3.7   EVENTS OF DEFAULT

      3.7.1 No event has occurred or is subsisting which constitutes or results in or would with the giving of notice and/or lapse of time constitute or result in default or the acceleration of any obligation under any material agreement or arrangement to which any Company is a party or by which it or any of its properties, revenues or assets are bound.

      3.7.2 No Company is a party to any agreement or arrangement which is capable of termination (without liability for compensation) by any other person on a change in the management control or shareholding of such Company or by reason of the sale of the Shares under this agreement.

3.8   GUARANTEES ETC.

      No Company has given any guarantee, indemnity, warranty or bond incurred any other similar obligation or created any security for or in respect of liabilities, actual or contingent, of any person other than another one of the Companies.

3.9   OPTIONS OVER SHARES ETC.

      Since the Last Accounts Date no share or loan capital has been created or issued or agreed to be created or issued by any Company and there are no options or other agreements outstanding which call or give any person the right to call (whether or not subject to conditions) for the issue of any share or loan capital of any Company, and neither of the Vendors is under any obligation of any kind whatsoever whether actual or contingent to sell, charge or otherwise dispose of any of such shares or any interest therein to any other person.

3.10  LITIGATION

      No Company is engaged in any litigation, arbitration, prosecution or other legal proceedings (whether as plaintiff, defendant or third party) and there are no such proceedings pending or (so far as the Vendor are aware) threatened or any proceedings in respect of which any Company is liable to indemnify any other person concerned therein. So far as the Vendors are aware, there are no claims, facts or events which are likely to give rise to any such proceedings and no Company is engaged in and no facts or events exist or have occurred which are likely to cause any Company to be involved, in proceeding or enquiries before any government or municipal board of enquiry or commission or any other administrative body (whether judicial quasi-judicial or otherwise) in which any judgement or decision would or might adversely affect the business of any Company or the value of any of its assets.


3.11  BUSINESS NAME

      No Company carries on, and has in the past three years carried on, any business under any name other than its corporate name or any derivative thereof.

3.12  [None]

3.13  INSURANCE

      3.13.1 Details of all subsisting and current insurance policies in relation to the business and assets of the Companies are contained in the Disclosure Letter;
      3.13.2 Each Company is now, and has at all material times been covered against accident, damage, injury, third party loss (including product liability), loss of profits and has at all times effected such insurance as are required by law which is still in full force and effect;
      3.13.3 So far as the Vendors are aware there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being materially increased and there is no claim outstanding under any such policy nor is any Vendor aware of any circumstances likely to give rise to a claim.

3.14  LICENCES

      Each Company has all licences, permissions, and so far as the Vendors are aware, permits, consents and authorisations required for the carrying on of its business and no Company is in breach of the terms or conditions of such licences, permissions, permits, consents and authorisations. So far as the Vendors aware there are no pending or threatened proceedings which might in any way affect such licences, permissions, permits, consents and authorisations and there is no other reason why any of them should be suspended, threatened or revoked or be invalid.

3.15  GRANTS

      No Company has applied for nor received any financial assistance from any supranational, national or local agency, body or authority.


4.          DIRECTORS AND EMPLOYEES

4.1 The names of the Directors and Secretary shown in Schedule 2 are true and complete and no person not named therein is a director of any Company.

4.2 Those particulars of all officers and employees annexed to the Disclosure Letter show all remuneration and other benefits:-
      4.2.1 actually provided; nd
      4.2.2 which each Company is presently bound to provide (whether now or in the future) to each officer and employee of each Company and are true and accurate in all material respects and include particulars of and details of participation in all profit sharing, incentive, bonus, commission, share option, medical insurance, permanent health insurance, directors and officers insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings operated for all or any employees or former employees of each Company or their dependants whether legally binding on such Company or not.

4.3 The particulars of all employees annexed to the Disclosure Letter show the names, job title, date of commencement of employment and date of birth.

4.4 The Disclosure Letter or the annexures thereto contains copies of all the service agreements, standard terms and conditions, staff handbooks and policies which apply to employees of each Company and identifies which terms and conditions apply to which employees.

4.5 All employees of each Company have received a written statement of particulars of their employment as required by s.1 of the Employment Rights Acts 1996 ("ERA")

4.6 There are no training schemes, arrangements or proposals, whether past or present, in respect of which a levy may henceforth become payable by any Company under the Industrial Training Act 1982 (as amended) and pending Completion no such schemes, arrangements or proposals will be established or undertaken.

4.7 Since the Last Accounts Date no Company has made, announced or proposed any changes to the emoluments or benefits of or any bonus to any of its directors, offices or employees and no Company is under an obligation to make any such changes with or without retrospective operation.

4.8 No past or present director, officer or employee currently has any claim against any Company;
      4.8.1 in respect or any accident or injury which is not fully covered by insurance; or
      4.8.2 in breach of contract of services or for services; or
      4.8.3 for loss of office or arising out of or connected with the
            termination   of  his  office  of  employment   (including   any
            redundancy payment)
      and so far as the Vendors are aware there is no event which would or might give rise to any such claim.

4.9 Each Company has maintained adequate and suitable records regarding the service of directors, officers and employees and such records comply with the requirements of the Data Protection

      Act 1984.

4.10 There are no amounts owing or agreed to be loaned or advanced by the Vendors or by any Company to any directors, officers and employees of any Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

4.11 No current, director, officer or employee of any Company has given or received notice to terminate his or her employment.

4.12 Save in accordance with their respective contracts there are no directors, officers or employees or any Company who are absent on grounds of disability or other leave of secondment, maternity leave or absence.


5.    PROPERTIES

5.1.  TITLE

      5.1.1 The Properties comprise the only Properties owned, occupied or otherwise used in connection with their business by the Companies.

      5.1.2 The Properties are occupied under lease and the terms of any such lease permit such occupation or use.

      5.1.3 The information contained in Schedule 3 as to the tenure of the Properties, the principal terms of the leases ("the Leases") held by The Graphic Palette Company (Manchester) Limited, are true and accurate in all material respects.

5.2   ENCUMBRANCES

      5.2.1 The Properties are free from any mortgage, debenture, charge, rent-charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of any of the Companies or any other person.

      5.2.2 The Properties are not subject to any outgoings other than general rates, water rates and as provided in the Leases.

      5.2.3 The Properties are not subject to any restrictive covenants, stipulations, easements, profits a prendre, wayleaves, licences, grants, restrictions, overriding interest or other such rights vested in third parties.

      5.2.4 Where any such matters as are referred to in Clauses 5.2.1, 5.2.2 and 5.2.3 have been disclosed in the Disclosure Letter, as far as the Vendors are aware the obligations and liabilities imposed and arising under them have been fully observed and performed and any payments in respect of them due and payable have been duly paid.

      5.2.5 The Properties are not subject to any option, right of pre-emption or right of first refusal save as contained in or referred to in the Leases.

5.3   PLANNING MATTERS

      5.3.1 The use of the Properties is the permitted use for the purposes of the Planning Acts.

5.4   STATUTORY OBLIGATIONS

      5.4.1 So far as the Vendors are aware, compliance has been made with all applicable statutory and by-law requirements with respect to the Properties and in particular (but without limitation) with the requirements as to fire precautions and under the Public Health Acts and the Offices, Shops and Railway Premises Act 1963.

      5.4.2 There are no outstanding and unobserved or unperformed obligations with respect to the Properties necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

      5.4.3 There are not in force or required to be in force any licences whether under the Licensing Acts 1964 or otherwise which apply to the Properties.


5.5   [None]

5.6   CONDITION OF THE PROPERTIES

      5.6.1 There are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement, right or means of access to any of the Properties.

      5.6.2 The principal means of access to all of the Properties is over estate roads in respect of which rights, access and maintenance are dealt with in the Leases or over roads which have been taken over by the local or other highway authority and which have been taken over by the local or other highway authority and which are maintainable at the public expense and no means of access (other than the said estate roads) to the Properties is shared with any other party nor subject to rights of determination by any other party.

      5.6.3 The Properties enjoy the main service of water, drainage, electricity and/or gas.

      5.6.4 The Properties are not located in an area or subject to circumstances particularly susceptible to flooding.
5.7   [None]

5.8   LEASEHOLD PROPERTIES

      5.8.1 The Companies have paid the rents and observed and performed the covenants on the part of the tenant contained in the Leases, and all such leases are valid and in full force.

      5.8.2 All licences, consents and approvals required from the landlords and any superior landlords under the Leases have been obtained and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.

      5.8.3 There is no rent review under the Leases currently in progress.

      5.8.4 There is not outstanding and unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by the landlord under the Leases.

5.9   TENANCIES
      There are no subsisting tenancies or legally enforceable rights of occupation of the Properties granted or subsisting in favour of any party other than the Companies.

THE COMPANIES AND ITS BANKERS

6.1   BORROWINGS

      The total amount borrowed by each Company from its bankers or any other party does not exceed its facilities and the total amount borrowed by each Company from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association, or in any debenture or loan stock deed or other instrument.

6.2   CONTINUANCE OF FACILITIES

      Full and accurate details of all overdrafts, loans, leases or other financial facilities outstanding or available to each Company have been supplied to the Purchaser and (save for entry into this agreement) neither the Vendors nor any Company has done anything whereby the continuance of any such facilities in full force and effect might be adversely affected or prejudiced.

TAXATION

7.1   RETURNS

      Each Company has made all returns and supplied all information and given all notices to the Inland Revenue or other authority as reasonably requested or required by law within any requisite period and all such returns and information and notices are correct and accurate in all material respects and are not the subject of any dispute and so far as the Vendors are aware there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

7.2   DISCLOSURES

      So far as the Vendors are aware, all statements and disclosures made to any authority in connection with any provision of the taxation statutes whatsoever were when made adequate and accurate in all material respects.

7.3   CLEARANCES

      No action has been taken by any Company in respect of which any consent or clearance from the Inland Revenue or other authority was required save in circumstances where such consent or clearance was validly obtained and where any conditions attaching thereto were and will, immediately following Completion, continue to be met.

7.4   CLAIMS AND ELECTIONS
      No Company has made nor is subject to any claim or election under any or all of the following:-

      7.4.1 sections 2/9(1) to (6) of the TCGA (foreign assets: delayed remittances);
      7.4.2    section 35 of the TCGA (capital gains rebasing to 31 March 1982);
      7.4.3 section 24 of the TCGA (assets of negligible value or lost or destroyed);
      7.4.4 sections 54 and 175 of the TCGA and sections 152 and 153 of the TCGA (roll-over relief);
      7.4.5    sections 2 of the ICTA (surplus franked investment income);
      7.4.6    section 47 of the ICTA (Companies income)
      7.4.7 sections 8, 585 or 723 of the ICTA (foreign income etc : delayed remittances);
      7.4.8    section 5 of the FA 1986 (stamp duty on reconstructions etc)
      7.4.9    section 61 TCGA (appropriations to and from Stock).

7.5   PAYMENT OF TAX BY INSTALMENTS

      No Company has made an election or arrangement for the payment of tax by instalments under sections 280 and 48 of the TCGA.

PROVISION FOR AND PAYMENT OF TAX

7.6   GENERAL

      The Principal Accounts make reasonable provision or reserve in respect of any period ended on or before the Last Accounts Date for all tax assessed or liable to be assessed on the relevant Company or for which it is accountable at the Last Accounts Date whether or not such Company has or may have any right of reimbursement against any other person including in particular (but without prejudice to the generality of the foregoing) tax in respect of Properties (of whatever nature) income, profits or gains held, earned, accrued or received by or to any person on or before the Last Accounts Date or by reference to any event occurring act done or circumstances existing on or before that date including distributions made down to such date or provided for in its Principal Accounts and reasonable provision has been made and shown in its Principal Accounts for deferred taxation in accordance with generally accepted accounting principles.

7.7   PAYMENT OF TAX

      7.7.1 Each Company has duly and punctually paid all tax to the extent that the same ought to have been paid and is not liable nor has it within three years prior to the date hereof been liable to pay any penalty or interest in connection therewith.

      7.7.2 Without prejudice to clause 7.7.1 each Company has paid on the due date:- (i) all value added tax and customs and excise duties (at the correct tariff rate) in respect of goods or services sold or supplied or imported;
            (ii) all tax due in respect of payments made by it to any person which ought to have been made under deduction of tax and all such tax has been properly deducted from all such payments made;
            (iii) all advance  corporation  tax due in respect of  dividends and other distributions made or paid by it; and
            (iv) all social security contributions (both employers and employees) due in respect of its employees and ex-employees.

7.8   PAY AS YOU EARN

      Each Company has properly operated the PAYE system and National Insurance Contribution system deducting tax as required by law from all payments to or treated as made to or benefits provided for its employees, ex-employees or independent contractors (including any such payments within section 134 of the ICTA) and duly accounted to the Inland Revenue in connection with any such payments made or benefits provided, and so far as the Vendors are aware no PAYE audit or National Insurance or VAT audit in respect of any Companies has been made by the Inland Revenue, Contribution Agency or H M Customs & Excise nor has any Company been notified that any such audit will be made and each Company has complied with all other obligations in respect of National Insurance.

7.9   [None]

7.10  [None]

CORPORATION TAX

7.11  CHANGES IN TRADE ETC.

      7.11.1 Within the period of three years ending with the date hereof there has been no major change in the nature of any trade or business carried on by any Company within the meaning of section 245 or 768 of ICTA.

      7.11.2 There has been no cessation or discontinuance of any trade carried on by any Company nor has the scale of activities in any trade carried on by any Company within three years hereof become small or negligible.

      7.11.3 Prior to the execution of this agreement no change of ownership of any Company has taken place such that either or both of sections 245 or 768 of ICTA has or may be applied to deny relief in respect of loss or losses of any Company or surplus advance corporation tax.

7.12  TRADING ASSETS

      In the event that any asset shown in the Principal Accounts as a fixed asset is disposed of immediately following Completion the proceeds derived from such asset will not be treated as a trading receipt for tax purposes.

7.13  DEDUCTIONS

      No Company has made any payment or incurred any liability to make any payment which could be disallowed as a deduction in computing the taxable profits of any Company or as a charge on any Company's income including (but without prejudice to the generality of the foregoing) any payment which could be disallowed under sections 74 (general rules as to deductions not allowable), 338-340 (allowance of charges on income), 779-789 (leased assets), section 787 (restriction of relief for payments of interest) or section125 of the ICTA (annual payments for non-taxable consideration).

7.14  SALES AND UNDERVALUE/OVERVALUE

      All transactions entered into by any Company have been entered into on an arms length basis and the consideration (if any) charged or received or paid by such Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged received or paid (as appropriate) between independent persons dealing at arms length and no notice or enquiry pursuant to section770 of the ICTA has been made in connection with any of such transactions.

7.15  {None]

7.16  CHARGEABLE POLICIES

      No Company is nor will become liable to tax in respect of any policy of insurance (including any life policy or life annuity contracts) whether or not acquired as original beneficial owner.

7.17  DEEP DISCOUNT SECURITIES

      7.17.1No Company has issued or acquired any deep discount securities as defined by paragraph 1(1) of schedule 4 of the ICTA.
      7.17.2In so far as any Company has issued or acquired any deep discount securities as defined by paragraph 1(1) of schedule 4 of the ICTA it has issued or acquired (as the case may be) a relevant certificate in terms of paragraph 13 of schedule 4 of the ICTA.

7.18  FOREIGN BORROWINGS

      No Company has made borrowings in foreign currency whereby a liability to tax will arise or will have arisen or a claim for tax has been made.

7.19  PENSION FUND SURPLUS

      Since the Last Accounts Date no Company has received any payment to which schedule 22 of
      the ICTA applies.

CAPITAL ASSETS

7.20  CAPITAL ALLOWANCES

      7.20.1No balancing charge in respect of any capital allowances claimed or given would arise if any assets of any Company were to be realised for a consideration equal to the amount of the book value thereof as shown or included in the Principal Accounts.

      7.20.2All necessary conditions for all capital allowances (as defined in section 832(1) of the ICTA) claimed by any Company were at all material times satisfied and so far as the Vendors are aware remain satisfied and no Company has since the Last Accounts Date become liable for any balancing charge.

7.21  FINANCE LEASES

      7.21.1 No Company is nor has been the lessee under any leases of plant or machinery save for the leases specified in the Disclosure Letter (the "Leases");

      7.21.2T he machinery or plant subject to the Leases has in the period which is the requisite period in respect of any expenditure thereon by an owner or lessor for the purposes of section 39(1) of the CAA been used and only been used for a qualifying purpose as defined by the section

      7.21.3 No assets subject to the Leases have at any time been leased by any Company or its lessees to a person who is not resident in the UK and does not use the machinery or plant for the purposes of a trade carried on there.

      7.21.4 So far as the Vendors are aware there is no revenue investigation, revenue enquiry or other circumstances which dictates that any person who is or was a lessor or owner of equipment subject to any of the Leases will or may be denied the first year allowances and writing down allowances by reference to which the initial rental under the Lease was calculated.

7.22  INVESTMENT GRANTS

      No Company has received any investment grant or similar payment or allowance receivable by virtue of any statute.

DISTRIBUTION

7.23  REPAYMENTS OF SHARE CAPITAL

      7.23.1 No Company has at any time since its incorporation repaid or agreed to repay or redeemed or agreed to redeem or purchase or agreed to purchase (or made any contingent purchase contract within the meaning of section 165 of the Companies Act 1985) in respect of any of its issued share capital or any class thereof. Further no

               Company has after 6 April 1965 capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up amounts unpaid on any shares, debentures or other securities any profits or reserves of any class or description or passed or agreed to be passed any resolution to do so.

      7.23.2 No Company has made (and will not be deemed to have made) any distribution within the meaning of sections 209, 210 and 236 of ICTA since 5 April 1965 except dividends properly authorised and shown in its Principal Accounts nor is any Company bound to make any such distribution.

7.24  PAYMENTS TO BE TREATED AS DISTRIBUTIONS

      No Company has issued any securities (within the meaning of section 254(1) of ICTA) which remain in issue where the interest payable thereon fails to be treated as a distribution.

CHARGEABLE GAINS

7.25  SALES AT BOOK VALUE

      No chargeable gain or profit (disregarding the effects of any indexation relief available) would arise if any assets of any Company (other than trading stock) were to be realised for a consideration equal to the amount of the book value thereof as shown or included in the Principal Accounts.

7.26  VALUE SHIFTING

      No Company has been involved in any scheme or affected by any arrangements whereby the value of any asset has been or will be reduced such that sections 29 and/or 30 of TCGA might be applicable.

7.27  [None]

7.28  CHARGEABLE DEBTS
      No gains chargeable to corporation tax on chargeable gains will accrue to any Company on the disposal of any debt owing to it.

7.29  RECONSTRUCTIONS

      No Company has been involved in any share for share exchange or any scheme of reconstruction or amalgamation such as are mentioned in section135 and 136 of the TCGA or section139 of the TCGA under which shares or debentures have been or will be issued or assets have been or will be transferred.

7.30  CORPORATE BONDS

      There has been no relevant transaction to which section 117(8) of TCGA can apply to a corporate bond held by any Company.

7.31  DEPRECIATORY TRANSACTIONS

      No loss which has arisen or which may hereafter arise on a disposal by any of the Companies of shares in or securities of any company is liable to be reduced by virtue of the application of section176 of TCGA (transactions in a group) or section 177 of TCGA (dividend stripping).

7.32  TRANSFERS BY WAY OF GIFT

      No Company has made any such transfer of an asset at an undervalue as is mentioned in section125 of TCGA or received any assets by way of a gift as mentioned in section 282 of TCGA.

ANTI AVOIDANCE PROVISIONS

7.33  TAX SCHEMES
      No Company has entered into nor been a party to nor otherwise involved in any scheme or arrangement designed wholly or partly for the purpose of avoiding or deferring tax.

7.34  TRANSACTIONS IN SECURITIES

      No Company has:-
      7.35.1   become liable for tax; or
      7.35.2 received and will not receive or be the subject of or be adversely affected by any claim for tax; arising under or imposed by or resulting from the operation of sections 703-709 of ICTA (whether alone or in conjunction with any other provisions of any taxation statutes whatsoever) and which wholly or partly results or arises from or is computed by reference in circumstances existing or events occurring at any time on or before the date hereof whether alone or in conjunction with other circumstances arising before or after Completion.

7.35  TRANSACTIONS IN LAND

      No Company has:-
      7.35.1   become liable for tax; or
      7.35.2 received and will not receive or be the subject of or be adversely affected by any claim for tax;
      arising under or imposed by or resulting from the operation of sections 776-778 of ICTA (whether alone or in conjunction with any other provisions of any taxation statutes whatsoever) and which wholly or partly results or arises from or is computed by reference to circumstances existing or events occurring at any time on or before the date hereof whether alone or in conjunction with other circumstances arising before or after Completion.

7.36  SALE AND LEASE BACK OF LAND

      Since 22 June 1971 no Company has entered into any transaction as is mentioned in sections 34-37 or section 780 of ICTA.

7.37 - 7.45 [None]

CLOSE COMPANY

7.46 Each of the Companies is a close company as defined by section 414 ICTA.

GROUPS OF COMPANIES

7.47  GROUP RELIEF

      The Disclosure Letter contains particulars of all arrangements relating to group relief under sections 402-413 of ICTA to which each Company is or has been a party and:-
      7.47.1 all claims by each Company for group relief were when made and are now valid and have been or will be allowed by way of relief from corporation tax;
      7.47.2 no Company has made or is liable to make any payment for group relief otherwise than in consideration for the surrender of the group relief allowable to it by way of relief from corporation tax;
      7.47.3 each Company has received all payments due to it under any arrangement or agreement for surrender of group relief by it;
      7.47.4   no such payment exceeds or could exceed the amount permitted by section 402(6) of ICTA;
      7.47.5 there exists or existed for any period of account in respect of which a surrender has been made or purports to have been made no arrangements such as are specified in section 410(1)-(6) of ICTA.

7.48  [None]

7.49  INTRA-GROUP TRANSFERS

      None of the Companies has acquired any asset other than trading stock from any other company belonging at the time of acquisition to the same group of companies as such Company within the meaning of section 170 of TCGA and no member of any groups of companies of which that Company is or has at any material time been the principal company (as defined in section 170(2)(b) of TCGA) has so acquired any asset.

INHERITANCE TAX

7.50  GIFTS

      7.50.1 No Company is nor will become, liable to be assessed to capital transfer tax or inheritance tax as a donor or donee of any gift or transferor or transferee of value (actual or deemed) nor as a result of any disposition chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person.

      7.50.2 No Company has been a party to associated operations in relation to a transfer of value within the meaning of section 268 of ITA.

      7.50.3 No asset owned by any Company is subject to any sale, mortgage or charge by virtue of

               s.212 of ITA.

7.51  [None]

VALUE ADDED TAX

7.52  VALUE ADDED TAX

      7.52.1 Each of the Companies is a registered taxable person for the purpose of the VAT legislation. No Company has at any time been treated as a member of a group of companies for such purpose or has made any application to be so treated. So far as the Vendors are aware no circumstances exist whereby any Company would or become liable for value added tax as an agent or otherwise by virtue of section 47 of VATA.
      7.52.2 Each Company has complied in all respects with the requirements and provisions of VATA and all regulations and orders made thereunder (the "VAT legislation") and has made and maintained accurate and up-to-date records invoices accounts and other documents required by or necessary for the purposes of VAT legislation and each Company has at all times punctually paid and made all payments and returns required thereunder.
      7.52.3 without prejudice to the generality of Section 7.53.2) no Company has:-
        (i)    taken part in conduct involving dishonesty as described in section 60 of VATA;
        (ii)   committed any serious misdeclaration or neglect as described in section 63 of VATA;
        (iii) issued unauthorised invoices or failed to do anything contemplated by section 67 of VATA;
        (iv)   failed to comply with any regulatory requirements described in section 69 of VATA;
        (v) been notified of any assessment within sections 59 and 74 of VATA or a surcharge notice under section 59 of VATA;
        (vi) made any agreement with the Commissioners of Customs and Excise which agreement has not been put in writing as contemplated by section 85 of VATA.

      7.52.4 No Company has made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it during any VAT quarter ending after the Last Accounts Date.

STAMP DUTY

7.53  STAMP DUTY AND CAPITAL DUTY

      Each Company has duly paid all capital duty and loan capital duty for which it is or has at any time been liable and all documents in the enforcement of which it is interested and when it is its responsibility to stamp have been duly stamped and since the Last Accounts Date no Company has been a party to any transaction whereby it was or is or could become liable to stamp duty reserve tax.


8.    [None]

INTELLECTUAL PROPERTY

9.1 As far as the Vendors are aware, the use by each Company of its Intellectual Property does not infringe the rights of any third party, nor so far as the Vendors are aware does the use by any third party infringe upon the rights of any of the Companies.

9.2 There are no claims or proceedings in existence or threatened in respect of the use by each Company of its Intellectual Property and there are no circumstances likely to give rise to any such claims or proceedings.

10.   INFORMATION TECHNOLOGY AND MILLENNIUM COMPLIANCE

10.1 None of the business systems forming part of each Company's Intellectual Property has been unlawfully copied wholly or substantially from any other material.

10.2 All the business systems, excluding software, used in the business of each of the Companies are owned and operated by and are under the control of the Companies and are not wholly or partly dependent on any facilities which are not under the ownership operation or control of the Companies. No action will (so far as the Vendors are aware), be necessary to enable such systems to continue to be used in the business of the Companies to the same extent and in the same manner as they have been used prior to the date hereof.

10.3 Each Company is validly licensed to use the software used in its business and no action will be necessary to enable it to continue to use such software to the same extent and in the same manner as they have been used prior to Completion.

10.4 There are no disaster recovery agreements used in the course of the business of each Company.

10.5 The performance of the business systems used in the business of each Company will not be adversely affected by either any changes in and to data information used therein or any changes to inputs and other manipulations of data solely in relation to dates from 1 January 2000 and thereafter.

10.6 The Disclosure Letter has annexed to it copies of all computer hardware and software maintenance agreements, all such agreements being in full force and effect.

PENSIONS

11.1 No Company is under a legal obligation or liability and is not a party to any ex-gratia arrangement or promise to pay pensions, gratuities, super-annuation allowances or the like, or otherwise to provide "relevant benefits" within the meaning of s.612 of the Income and Corporation Taxes Act 1988 to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit or pension or death or similar schemes or arrangements in relation to or binding on any Company or to which any Company contributes.

                                   SCHEDULE 5
                                VENDOR PROTECTION
                                -----------------

1.    INTERPRETATION
1.1 The provisions of this Schedule 5 shall operate to limit or qualify the liability of the Vendors under or in connection with any term of this Agreement the Tax Deed and the Warranties or any of them ("such liabilities") and references to "such liabilities" shall be construed accordingly.

1.2 In the Warranties, reference to "material" shall mean material in the context of the business of the relevant Company as a whole.

2.    CAP
2.1 Notwithstanding any other provision hereof the maximum aggregate liability of the Vendors in respect of all such liabilities shall not exceed in the aggregate (pound)2,000,000

3.    TIME LIMITS
3.1 Subject to the provisions of paragraph 3.2 of this Schedule, no claim shall be brought against the Vendors in respect of such liabilities unless notice in writing of any such claim (specifying in full details of the nature of the breach and so far as is practicable the amount claimed in respect thereof) has been given to the Vendors within twelve months of Completion and any such claim which may have been made shall (if it has not been previously satisfied settled or withdrawn) be deemed to have been withdrawn on the expiration of six months from the date of the said notice unless proceedings in respect thereof shall have been both issued and served on the Vendors before such expiration.

3.2 No claim or claims shall be brought against the Vendors in respect of which the subject matter relates to Taxation unless notice in writing of any such claim (specifying full details of the nature of the claim and so far as practicable the amount claimed in respect thereof) has been given to the Vendors within six years of Completion and any such claim which may have been made shall (if it has not been previously satisfied settled or withdrawn) be deemed to have been withdrawn on the expiration of six months from the date of the said notice unless proceedings in respect thereof shall have been both issued and served on the Vendors before such expiration.

4.    SMALL CLAIMS AND THRESHOLD
The Vendors shall not be liable in respect of any Warranty Claim unless:

4.1 the liability of the Vendors in respect of the Warranty Claim exceeds (pound)5,000; and

4.2 the aggregate liability of the Vendors in respect of all Warranty Claims exceeds (pound)100,000, in which case the Vendors shall be liable for the whole amount and not merely the excess over (pound)100,000

5.    NO DOUBLE CLAIMS
5.1 Neither the Purchaser nor any of the Companies shall be entitled to recover damages in respect of any claim for breach of this Agreement or otherwise obtain reimbursement or restitution more than once in respect of any one breach of any of the Warranties contained in the

      Agreement notwithstanding that there may be more than one breach, and so that for this purpose any recovery by the Purchaser shall be deemed to be a recovery by any of them and further any recovery in respect of a claim for breach of any of the Warranties shall satisfy any liability in respect of the circumstances giving rise to such claim and vice versa.

6.    GENERAL LIMITATIONS
6.1 The Vendors shall not have any liability in respect of such liabilities and accordingly no claim may be brought in respect thereof if and to the extent that any one or more of the following provisions may apply:-

      6.1.1 such liabilities are wholly or partly attributable to any voluntary act omission transaction or arrangement of the Purchaser after the date hereof;

      6.1.2 either a Company or the Purchaser is entitled to claim to be indemnified (and then only to the extent of the indemnity) against any loss or damage suffered by any of them under the terms of any insurance policy for the time being in force or which reasonably ought to have been in force;

      6.1.3 such liabilities arise in connection with any fact, matter or circumstance fairly disclosed in the Disclosure Letter or in the schedules to this Agreement;

      6.1.4 such liabilities arise in connection with any matter provided for under the terms of this agreement or arising from the implementation of the same;

      6.1.5 either such liabilities arise in connection with any exceptions or matters included mentioned provided for or referred to in the Principal Accounts or the audited accounts for the two previous accounting periods of each of the Companies or in the notes thereto or the subject matter of the claim giving rise to such liabilities was taken into account in computing the amount of any such provision or reserve or is noted therein;

      6.1.6 such liabilities arise wholly or partly out of as a result of or in connection with:-
               6.1.6.1 any change in the nature of the business of any Company
                       (or in the manner of conducting the same) after the date hereof; or
               6.1.6.2 any asset acquired or disposed of by any Company after the date hereof; or
               6.1.6.3 any statutory provision not in force at the date hereof or any change in any statutory provision hereafter or any decision of the Courts altering the generally accepted interpretation of any statutory provision or the withdrawal of any extra statutory concession previously made by or any change in practice of the Inland Revenue or other taxation authority or any increase in the rates of Taxation in force at the date hereof;
               6.1.6.4 the passing of any resolution (including but not limited to a resolution for the winding up of the relevant one of the Companies after the date hereof; or
               6.1.6.5 any change in the format, matter, bases, priorities and principles used in the preparation of the accounts of the relevant Company from those used and adopted in the Principal Accounts;

      6.1.7 the loss or liability resulting from such liabilities is less than the aggregate of any over-provision made in the Principal Accounts in respect of any liability and any undervalue of any asset recorded in the Principal Accounts.

7.    PURCHASER'S COVENANT
7.1 The Purchaser hereby covenants with the Vendors that the Purchaser is not aware of any material fact, matter or thing as may be inconsistent with any Warranty or that may give rise to any liability on the part of the Vendors hereunder.

8.    SUBSEQUENT RECOVERY FROM THIRD PARTY
8.1 The Purchaser shall reimburse to the Vendors forthwith an amount equal to any sum paid by the Vendors in respect of any claim for such liabilities which is subsequently recovered by or paid to the relevant Company or the Purchaser by any other person (including but not limited to insurance payments) (less any reasonable costs and expenses incurred by the relevant Company in making such recovery).

9.    ASSIGNMENT OF CLAIM
9.1 Where having discharged any claim for breach of the Warranties the Vendors request the assignment to them of any right of the Purchaser or of the relevant Company to make recovery in whole or in part from any third party, the Purchaser will assign at Vendors' expense or procure the assignment to the Vendors or as they shall direct of such right and, if the same is not legally capable of effective assignment, will, subject to being indemnified to the reasonable satisfaction of the Purchaser pursue such claim on behalf of the Vendors and deliver over upon receipt to the Vendors all amounts recovered.

10.   RELIEFS
10.1 Any such liabilities shall not extend to any part of the loss or damage suffered by the Purchaser or the relevant Company to the extent that such part shall be used or shall be capable of being used by the Purchaser or such Company or any present or future subsidiaries of either of them to offset in whole or in part any past present or future liability to Taxation.

11.   THIRD PARTY CLAIM
11.1 Where a Company or the Purchaser is entitled (whether by reason of insurance or payment discount or otherwise) to recover from some other person any sum in respect of Taxation or any other damage or liability the subject of a claim against the Vendors under this Agreement or for which a claim could be made hereunder (and whether before or after the Vendor has made payment hereunder) the Purchaser shall if so required by the Vendors and at the Vendors own cost and expense take or (as the case may require) procure that the Company takes all steps (whether by way of a claim against its insurers or otherwise) as the Vendors may reasonably require to enforce such recovery and shall keep the Vendors informed to its reasonable satisfaction of the progress of any action taken. Thereafter any claim against the Vendors shall be limited (in addition to the limitations on the liability of the Vendors referred to in this Schedule
      5) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach shall exceed the amount (if any) so recovered or which ought properly to be recovered. The Purchaser shall not be entitled to make any claim in respect of such liabilities if it or the relevant Company fails to act in accordance with the reasonable instructions of the Vendors in conducting any claim against a third party.

12.   RIGHT TO FIGHT
12.1 The Vendors shall be entitled to require the Purchaser or the relevant Company to take all such reasonable steps or proceedings as the Vendors may consider appropriate in order to mitigate any claim in respect of such liabilities or in respect of the undertakings in this Agreement and the Purchaser shall procure that the relevant Company shall act in accordance with any such requirements (subject to the Purchaser and/or the relevant Company being indemnified by the Vendors against all reasonable costs and expenses incurred in connection therewith). For the purpose of enabling the Vendors to remedy a breach or to mitigate or otherwise determine the amount of any claim or to decide what steps or proceedings should be taken in order to mitigate any claim the Purchaser shall:-

      12.1.1 give notice to the Vendors within fourteen days of any breach or circumstance giving or likely to give rise to a breach coming to its notice or to the notice of the Purchaser;

      12.1.2 make or procure to be made available to the Vendors or its or his duly authorised representatives all relevant and available personnel, books of accounts, records and correspondence of the relevant Company for the purpose of enabling the Vendors to ascertain or extract any relevant information; and

      12.1.3 make no admission of the fact or amount of any liability on the part of the relevant Company or the Purchaser without the prior written consent of the Vendors such consent not to be unreasonably withheld or delayed.

      The Purchaser shall not be entitled to make any claim in respect of a breach of Warranty if it fails to give the said notice or to act in accordance with the reasonable instructions of the Vendors in conducting any dispute or negotiation in relation to the claim in accordance with this paragraph 12.

13.   RELIANCE ON STATEMENTS
13.1 No claim shall be made against the Vendors in respect of any warranty, representation, indemnity covenant undertaking or otherwise arising out of or in connection with the sale of the issued share capital of the Company except where the same is expressly contained in this agreement and the Purchaser confirms that it has not relied upon or been induced to enter into this agreement by any warranty, representation, indemnity, covenant or undertaking given by any person which is not expressly contained in this agreement.

14.   DUTY TO MITIGATE
14.1 Nothing in this agreement shall be deemed to relieve the Purchaser from its common law duty to the Vendors to mitigate their loss and without prejudice to the generality of the foregoing the Purchaser shall take and shall do all things in its power to procure that each of the Companies shall take all practicable and reasonable steps to avoid or mitigate any loss or liability which may give rise to a claim under the Warranties or this agreement.

15.   DISCHARGE OF CLAIMS
15.1 In the event that the Vendors are liable to the Purchaser for a claim under the terms of the agreement, such liability may at the election of the Purchaser or either of the Vendors be satisfied by the payment by it to the Purchaser of the proceeds of the sale of the Town Pages Shares or by returning to the Purchaser certificates representing such Town Pages Shares then retained by Vendors having a market value in the amount of such liability together with an executed stock transfer form in favour of such person or persons (if any) as the Purchaser may direct.

15.2 Until such time as the Vendor shall be able to sell the Town Pages Shares to satisfy any such liability under this agreement no proceedings may be taken to effect recovery of any damages awarded under this agreement

15.3 The Purchaser hereby agrees that the Purchaser shall allow the Vendors such time as is reasonably necessary either to sell sufficient of the Town Pages Shares, or to return such number of Town Pages Shares to the Purchaser (valued at the higher of $6.50 per share or the current market value) in satisfaction of any liability for Warranty Claims.

16.   APPORTIONMENT OF LIABILITY
16.1 For the avoidance of doubt, the liability of the Vendors for such liabilities shall in all circumstances be shared by them in the Agreed Proportions so that:-

      16.1 Neither of them shall have any liability in excess thereof whether to the purchaser or any other party; and

      16.1.2Each Vendor shall indemnify the other in respect of the Agreed
            Proportion properly payable by him or it, so that the other shall be so indemnified in respect thereof

17.   PRICE REDUCTION
17.1 Any amount payable by either of the Vendors in respect of a Warranty Claim (whether in full or in satisfaction thereof) shall be deemed to be a pro tanto reduction, in all respects, of the Purchase Consideration

SCHEDULE 6
TAX DEED
--------

THIS DEED  is made on                                              1999

BETWEEN:-

(1) GLEN U.K. HOLDINGS LIMITED whose registered office is at Derbyshire House, 737a Wilmslow Didsbury, Manchester M20 6WF and ROBERT PAUL DILLON of Gwyndy Pant-Du, Enrys, Mold, Denbighshire SH7 4DD (the "Covenantors"); and

(2) TOWNPAGESNET.COM PLC. whose registered office is at 11 Market Square, Alton Hampshire GU34 1HG ("the Purchaser" which expression shall include its successors and assigns).

RECITAL

This Tax Deed is entered into pursuant to the provisions of an agreement ("the Sale Agreement") made on even date pursuant to which the Purchaser agreed to purchase shares in the share capital of Morbria Limited from the Covenantors.

THE PARTIES AGREE AS FOLLOWS:-

1.    INTERPRETATION

8.9 Subject to Clause 1.2 and unless the context otherwise indicates, words expression and abbreviations defined in the Sale Agreement shall have the same meanings in this deed and any provisions of the Sale Agreement concerning matters of construction or interpretations shall mutatis mutandis apply to this deed.

1.2 The following words, expressions and abbreviations used in this deed shall, unless the context otherwise requires, have the following meanings:-

      "Claim for Tax"          means any of the following:-

                                   (a)   any liability to make a payment of Tax
                                         and any claim, assessment, demand,
                                         notice or other document issued or
                                         action taken by or on behalf of any
                                         person authority or body whatsoever and
                                         of whatsoever country which claims
                                         payment of Tax or any submission,
                                         return or correspondence from which it
                                         appears likely that there may be a
                                         liability to Tax or Claim for Tax
                                         within (b) below, or

                                   (b)   any non-availability or loss of or
                                         reduction of any Relief (including in
                                         particular a right to repayment) to the
                                         extent that such Relief has been
                                         reflected in the Net Assets of the
                                         relevant Company as shown by the
                                         Principal Accounts;

      "Company"                    shall have the same meaning as in the Sale
                                   Agreement;

      "Companies"                  shall be deemed to include the Companies and
                                   any subsidiary;

      "Group Relief"               means any of the following:-

                                   (a)   relief surrendered or claimed pursuant
                                         to chapter IV part X of the ICTA 1988;

                                   (b)   advance corporation tax surrendered or
                                         claimed pursuant to s.240 of the ICTA
                                         1988;

                                   (c)   a Transferred Tax Refund;

      "Income profits or gains"    includes    any   other    measure    by
                                   reference to which Tax is computed;

      "Purchaser's Relief"         means any Relief to the  extent  that the
                                   same either:-

                                   (a) has been reflected in the Net Assets of the relevant Company as shown by its Principal Accounts; or

                                   (b)   arises in respect of periods after the
                                         Last Accounts Date;

      "Relevant Event"             means every event, act, omission, default,
                                   occurrence, circumstance, transaction,
                                   dealing or arrangement of any kind whatsoever done or omitted to be done by the Covenantor or any Company or which in any way concerns or effects any Company whether or not done or omitted to be done by such Company or the Covenantor;

      "Relief" means any allowance, credit, exemption, deduction or relief from, in computing against or in respect of Tax or any right to the repayment of Tax;

      "Tax" means any tax, and any duty, impost, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty or interest connected therewith including (without prejudice to the foregoing) corporation tax, advance corporation tax, income tax, national insurance and social security contribution, capital gains tax, inheritance tax, petroleum revenue tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, insurance premium tax, air passenger duty, rates and water rates and any other payment whatsoever which any Company is or may be or become bound to make to any person by reason of any taxation statutes;

      "taxation statutes"          means all statutes, decrees, orders and
                                   regulations whether domestic or foreign
                                   providing for or imposing any Tax;

      "Transferred Tax Refund"     means a tax refund relating to an accounting
                                   period as defined by section 102(3) of the FA
                                   1989 in respect of which a notice has been given pursuant to section 102(2) of the FA
                                   1989;

      "Utilisation of a            means the utilisation or set off of a
       Purchaser's Relief"         Purchaser's Relief available to any Company.

1.3 References to income, profits or gains being earned accrued or received before a particular date shall include deemed income profits or gains treated as earned accrued or received prior thereto.

1.4 The obligations and liabilities of the Covenantor under this Deed shall be several only and each of them shall only be liable therefor in the Agreed Proportions.


PAYMENT

2.1 Subject to Clause 2.2 each of the Covenantors hereby covenant with the Purchaser to pay to the Purchaser in the Agreed Proportions an amount equal to:-

      (a) any liability for Tax which arises whether in whole or in part:-

            (i) in connection with or as a consequence of one or more Relevant Events occurring or entered into on or before Completion; or
            (ii)  in respect of or by reference to any income profits or gains earned, accrued or received on or before Completion; or
            (iii) in consequence of the combined effect of two or more Relevant
                  Events of which at least one shall have occurred on or before Completion but only in circumstances where such Claim for Tax would not have been suffered by the relevant Companies but for the failure of any person (other than a company falling within the definition of "Company") for the purposes of this deed) to discharge or pay any liability for Tax;
            (iv) each and every loss in whole or in part of the right to receive any payment for Group Relief to the extent that the payment has been reflected in the Net Assets of the relevant Company as shown by its Principal Accounts; and/or
            (v) any liability to make any payment for Group Relief and/or any liability to repay any repayment received for Companies Relief to the extent that any such liability has not been reflected in the Net Assets of the relevant Company as shown by its Principal Accounts;

       (b) all reasonable costs and expenses resulting from any of the matters referred to in clause 2.1 (a) above

2.2 If any Claim for Tax or liability which would have otherwise given rise to a Claim for Tax shall be reduced or avoided in consequence of any Utilisation of a Purchaser's Relief this Deed shall apply as if such Purchaser's Relief had not been available so that the amounts paid by the Covenantor hereunder shall be the amounts which would have been payable in the absence of that or any other Purchaser's Relief.

2.3   The covenant contained in Clause 2.1(a) shall not apply:-

      (a) to any Claim for Tax to the extent that any Tax giving rise to the same has been paid prior to the Last Accounts Date or to the extent that provision or reserve for the liability to which the same relates has been made in the Principal Accounts of the relevant Company and for the purposes of this Clause 2.3(a) no provision or reserve shall be deemed to be reduced by reason only of an increase in rates of Tax announced after the date of the Sale Agreement;

      (b) to any Claim for Tax to the extent that the same shall have arisen in consequence of any act or transaction which could reasonably have been avoided and which was carried out without the agreement of the Covenantor by the Purchaser or any Company after Completion otherwise than in the ordinary course of business of that Company as presently carried on; or

      (c) to any Claim for Tax to the extent that it arises in the ordinary course of business of any Company after the Last Accounts Date but on or before Completion and for this purpose, but without limitation, the following shall not be regarded as being in the ordinary course of business:-

            (i)   the  declaration  or payment of any dividend or the making of any other distribution; or
            (ii)  any   transaction   entered  into  by  a  Company  in  the
                  circumstances where the consideration (if any) received by or as the case may be, paid by a Company in respect thereof is less than or more than the consideration deemed to have been received or paid for Tax purposes but to the extent only of the Claim for Tax arising in respect of the amount by which the deemed consideration exceeds or is less than the actual consideration; or
            (iii) any Company ceasing or being deemed to cease, for Tax purposes, to be the member of any Companies or associated with any other company or person whether in consequence of the entering into of the Sale Agreement or anything done under it or otherwise; or
            (iv) a Relevant Event which gives rise to a liability any Company in respect of the income, profits or gains, whether actual or deemed, of any non-resident person; or
            (v) any other Relevant Event which gives rise to a liability to tax on deemed (as opposed to actual) income, profits or gains.

      (d) to any Claim for Tax to the extent that the same is increased as a result of any failure by the Purchaser or a Company to comply with its obligations under Clause 5.

2.4 In computing the amount to be paid by the Covenantor under this Deed in respect of any Claim for Tax no account shall be taken of any Tax for which any Company would have been liable in respect of such amount had it in fact been paid to that Company.

2.5 All sums payable by the Covenantor under this Deed shall be paid free and clear of all deductions or withholding (including Tax) unless the deduction or withholding is required by law, in which event or in the event that the Purchaser shall incur any liability for Tax chargeable or assessable in respect of any payment pursuant to this deed, the Covenantor shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Purchaser (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred and in applying this Clause 2.5 no account shall be taken of the extent to which any liability for Tax may be mitigated or offset by any Relief available to the Purchaser so that where such Relief is available the additional amount payable hereunder shall be the amount which would have been payable in the absence of such availability.


TIMING

3.1 Where the Covenantors become liable to make any payment pursuant to Clause 2, the due date for the making of that payment shall be:-

      (a) insofar as the claim arises pursuant to Clause 2.1(a) seven days before the day on which a payment of Tax becomes due under or in consequence of the Claim for Tax in question or seven days before the day on which any repayment (or increased repayment) of Tax which but for such Claim for Tax would have been available, would have been due and for this purpose it shall be assumed that the repayment would have become due at the earliest possible date;

      (b) insofar as the liability arises pursuant to Clause 2.1(b) nine months after the end of the accounting period of the Company in relation to which the Companies Relief surrender was made or where the liability arises as a consequence of a liability to repay any payment received for or to make any payment for Companies Relief, seven days before the date on which that Company is liable to repay or pay such amounts;

      (c) insofar as the claim arises pursuant to Clause 2.1(c), seven days before the day on which the costs and expenses fall due for payment;

      (d) insofar as the claim arises pursuant to Clause 2.2 the date on which payment would have become due under sub-Clause (a) above had no Purchaser's Relief been available and for this purpose it shall be assumed that the Claim for Tax would have been made and all Tax would have become due at the earliest possible date (assuming no application for postponement).

3.2 Where but for the non-availability, loss or reduction of any Purchaser's Relief the Company could have surrendered the same to another company by way of Group Relief this deed and in particular Clause 3.1(a) shall apply as if the Tax which could have been saved as a consequence of any such surrender would have been saved by a Company but for the said non-availability, loss or reduction and at the same time.

3.3 For the purposes hereof where Tax is due or a repayment due is lost or reduced or a Group

      Relief Payment is lost or reduced or falls to be repaid or where, but for a Utilisation of a Purchaser's Relief Tax would be due or costs and expenses fall due for payment, on more than one occasion then paragraphs
      (a) to (d) of Clause 3.1 shall apply separately on each such occasion.

3.4 If any sum due under Clause 2 is not paid by the Covenantor by the later of the due date and the date seven days after the date of the demand made therefor the same shall carry interest (from such later date until the date of payment) at the rate of four per cent, over the base rate for the time being of Barclays Bank Plc (or in the absence of such rate at such equivalent rate as the Purchaser shall select) save that interest shall not start to run in respect of any payments of Tax above until seven days before the day on which the Company makes the payment of Tax due.

IN WITNESS WHEREOF the parties hereto have executed this Deed the day and year before written.


EXECUTED AS A DEED BY STUART              )
WILLIAM SIM  AS THE DULY AUTHORISED       )
ATTORNEY FOR GLEN U.K. HOLDINGS LIMITED   )
IN THE PRESENCE OF:-                      )
EXECUTED AS DEED BY ROBERT PAUL           )
DILLON IN THE PRESENCE OF                 )





EXECUTED AS A DEED BY TOWNPAGESNET.       )
COM PLC ACTING BY                         )



                                    DIRECTOR

                                    DIRECTOR/SECRETARY